                                                                    EXHIBIT 99.1



             ENCYSIVE PHARMACEUTICALS REPORTS FULL YEAR 2003 RESULTS

               THELIN(TM) INTRODUCED AS BRAND NAME FOR SITAXSENTAN

            CONFERENCE CALL SCHEDULED FOR TODAY AT 4:30 P.M. EASTERN

HOUSTON, TX - February 19, 2004 - Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the fourth quarter and full year ending December 31, 2003. Results were in line with management's prior guidance. The Company also announced the name THELIN(TM) as the brand name for its lead product candidate, sitaxsentan.

"2003 was an extraordinary year of accomplishment for our Company," stated Bruce
D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. "We re-acquired full commercial rights to Thelin, reported positive data from our pivotal PhaseIIb/III STRIDE 1 trial, and initiated the final Phase III program under a special protocol assessment (SPA) from the FDA for this product. The Company also strengthened its financial position through the completion of a follow-on equity offering which netted approximately $45.4 million. With these accomplishments behind us, we are well positioned to advance Thelin towards commercialization."

FOURTH QUARTER 2003 FINANCIAL OVERVIEW

     o For the fourth quarter of 2003, the Company reported a net loss of approximately $8.7 million, or $0.19 per basic and diluted share, compared to a net loss of $4.7 million, or $0.11 per basic and diluted share, for the same period in 2002. The increased loss in the current quarter is primarily the result of costs associated with the ongoing Thelin Phase III program.

     o Revenues in the fourth quarter of 2003 were $2.7 million compared to $2.8 million in the comparable quarter of 2002. In the fourth quarter of 2003, the Company's royalties earned on net sales of Argatroban by GlaxoSmithKline increased to $1.8 million compared to approximately $1.0 million in the comparable quarter of 2002, an increase of 80%. The overall decline in revenues in the fourth quarter of 2003, compared to the fourth quarter of 2002, is primarily due to the effect of the consolidation of Encysive L.P. after we acquired full ownership in April 2003.

     o Cash, cash equivalents and investments at December 31, 2003 were $85.5 million, compared with $68.0 million at December 31, 2002.

FULL YEAR FINANCIAL HIGHLIGHTS

     o Net loss for the year ended 2003 was $35.3 million, or $0.80 per basic and diluted share, compared to a net loss of $23.5 million, or $0.54 per basic and diluted share, for fiscal 2002. The increased net loss in year 2003 is largely driven by our acquisition of ICOS' 50% interest in Encysive, L.P. and the initiation of the Phase III program for Thelin.

     o Total research and development expenses increased from $20.1 million in 2002 to $29.4 million in 2003. In year 2002, costs associated with Thelin development were incurred by Encysive L.P. of which our 50% share was reported as "Equity in Loss of Affiliate." After we acquired full ownership of the partnership in April 2003, for which we recorded an $8.4 million charge, all research and development costs of Thelin are included in our research and development expenses.

     o Revenues in 2003 were $11.6 million compared to $10.4 million in 2002. The Company's royalties on net sales of Argatroban increased to $5.4 million in 2003, compared to $3.5 million in 2002, an increase of 54%.

YEAR 2004 FINANCIAL GUIDANCE

The Company provides the following financial guidance for 2004:

                                                   Year 2004 Guidance
                                                   ------------------
Cash and investments at year-end                   $   32.0  -  34.0
Royalties                                               6.7  -   7.6

Revenues (including royalties)                          9.0  -  10.0
Expenses (net of minority interest in Revotar)         55.0  -  58.0
Investment income                                       0.8  -   1.0
Estimated net loss                                    (46.0) - (48.0)

Estimated net loss per share
(basic and diluted)                                   (0.88) - (0.92)
Weighted average shares (millions)                     52.2     52.2

Projected revenues include royalty income based on projected Argatroban net sales, and do not include revenues from our research agreement with Schering-Plough beyond June 30, 2004.

Projected operating expenses are based upon our approved operating budget for the year. In the budgeting process, we have not assumed significant changes in numbers of employees during 2004, and have assumed continued development of Thelin. Our budgeted expenses also include research efforts on our other programs, and levels of administrative support we believe to be necessary.

Cash and investments at year-end are projected based upon our projected sources and uses of cash during the year. In projecting our end of year cash and investment balances, we have not assumed additional financing, or collaborative arrangements other than those in place at this time.

UPCOMING EVENTS

     o   BIO CEO & Investor Conference - February 24, 2004
     o   SG Cowen's 24th Annual Health Care Conference - March 9, 2004
     o   BioCentury's Future Leaders in the Biotech Industry - April 1, 2004
     o   Rodman & Renshaw Techvest Global Healthcare Conference - May 12 - 14,
         2004
     o   Annual Meeting of the American Thoracic Society - May 21 - 26, 2004

                           Conference Call Information

      ENCYSIVE PHARMACEUTICALS WILL HOST A CONFERENCE CALL TODAY AT 4:30PM EASTERN STANDARD TIME. TO PARTICIPATE IN THE CALL, DIAL (612) 332-0923;
ACCESS CODE ENCYSIVE PHARMACEUTICALS. A REPLAY OF THE CONFERENCE CALL WILL ALSO
 BE AVAILABLE UNTIL MONDAY, FEBRUARY 23, 2004 AT 11:59PM EASTERN STANDARD TIME.
     TO ACCESS THE REPLAY, DIAL (320) 365-3844 AND USE ACCESS CODE 721223.

           IN ADDITION, THE CONFERENCE CALL WILL BE AVAILABLE LIVE ON THE COMPANY'S WEB SITE (WWW.ENCYSIVE.COM). A REPLAY OF THE
       CONFERENCE CALL WILL ALSO BE AVAILABLE ON THE COMPANY'S WEB SITE.

ABOUT THELIN AND PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary pulmonary arterial hypertension are estimated to afflict around 100,000 people worldwide, many of whom are children or young adults.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, nasal congestion, dizziness, increased international normalized ratio and insomnia. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin. No major bleeding episodes have occurred.

ABOUT ENCYSIVE PHARMACEUTICALS INC.

Encysive, a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive is in Phase III development with the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

                 ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
                        UNAUDITED SELECTED FINANCIAL DATA
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)

Consolidated Summary of Operations

                                                                   Three Months Ended                       Twelve Months Ended
                                                                       December 31,                              December 31,
                                                               ----------------------------            ----------------------------
                                                                 2003                2002                2003                2002
                                                               --------            --------            --------            --------
Revenues                                                       $  2,700            $  2,809            $ 11,557            $ 10,433

Operating Expenses
   Research and development                                      10,311               3,959              29,420              20,066
   Purchase of in-process R&D                                        --                  --               8,363                  --
   Equity in loss of Encysive, L.P.                                  --               2,251               2,386               8,557
   General and administrative                                     1,882               2,173               9,134               8,976
                                                               --------            --------            --------            --------
Total expenses                                                   12,193               8,383              49,303              37,599
                                                               --------            --------            --------            --------
Operating loss:                                                  (9,493)             (5,574)            (37,746)            (27,166)

Investment income, net                                              324                 536               1,228               2,472

Minority interest in Revotar                                        457                 381               1,225               1,225
                                                               --------            --------            --------            --------
Net loss                                                       $ (8,712)           $ (4,657)           $(35,293)           $(23,469)
                                                               ========            ========            ========            ========

Net loss per common share:
   (basic and diluted)                                         $  (0.19)           $  (0.11)           $  (0.80)           $  (0.54)
Weighted average common shares
   outstanding:
   (basic and diluted)                                           44,875              43,805              44,072              43,741



Condensed Consolidated Balance Sheets

                                                                             December 31, 2003          December 31, 2002
                                                                             -----------------          -----------------
Cash, cash equivalents and investments
   and accrued interest                                                            $85,488                   $68,005
Other assets                                                                         8,910                     9,787
                                                                                   -------                   -------
Total assets                                                                        94,398                    77,792
                                                                                   =======                   =======

Total liabilities less deferred revenue                                             15,917                     7,388
Deferred revenue                                                                     2,240                     5,718
Minority interest in Revotar                                                         1,384                     2,608
Stockholders' equity                                                                74,857                    62,078
                                                                                   -------                   -------
Total liabilities and stockholders' equity                                         $94,398                   $77,792
                                                                                   =======                   =======



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